REORGANIZATION AGREEMENT

     THIS REORGANIZATION AGREEMENT (the "Agreement") is made and entered into as of the 24th day of July, 2000, by and between VECTREN CORPORATION, an Indiana corporation ("Vectren"), and VECTREN UTILITY HOLDINGS INC., an Indiana corporation ("VUHI").

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of Vectren believes that it would be in the company's best interests to consolidate its jurisdictional facilities under an intermediate holding company (the "Reorganization");

     WHEREAS, Vectren and VUHI are duly organized corporations under Indiana law.

     WHEREAS, Vectren has caused VUHI to be incorporated in order to effect such Reorganization;

     WHEREAS,  as required by Indiana law,  including  the Business  Corporation
Act, and following the receipt of all necessary corporate approvals, in connection with the Reorganization Vectren will contribute and transfer to VUHI the stock of Southern Indiana Gas & Electric Company, Community Natural Gas Company, Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, Inc., (collectively, the "Subsidiaries");

     NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                 REORGANIZATION

     1.1   Contribution   and   Transfer  of  Stock.   At  the  closing  of  the
Reorganization and subject to terms and conditions set forth herein, Vectren hereby agrees to contribute, transfer, assign and deliver to VUHI 100% of the stock of Southern Indiana Gas & Electric Company, Vectren Energy Delivery of Ohio, Inc., and Indiana Gas Company, Inc. and 33% of the stock of Community Natural Gas Company ("Shares").

     1.2 Further Agreements and Actions.

     (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or

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advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using best efforts to satisfy the conditions precedent set forth in Article 3.

     (b) Without limiting the generality of the foregoing, Vectren and VUHI shall cooperate with each other and (i) promptly make all filings, applications and notices with or to any international, federal, state or local governmental or regulatory authorities, (ii) use best efforts to obtain the transfer or reissuance to VUHI of all necessary permits, consents, approvals and authorizations of all governmental or regulatory authorities, and (iii) use best efforts to obtain all necessary consents, approvals and authorizations of all other third parties, in each case as are necessary or advisable to consummate the transactions contemplated by this Agreement. Each of Vectren and VUHI shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection herewith by the other party.

     (c) In addition to the Reorganization, the parties agree that they will negotiate, enter into and deliver between themselves or with third parties such further agreements, understanding, opinions, consents and indemnification's (collectively, the "Ancillary Agreements") as are legally required or advisable to implement, give full effect to or otherwise consummate the transactions contemplated hereby on the Reorganization date. Without limiting the generality of the foregoing, such Ancillary Agreements may include tax sharing agreements, facilities agreements, maintenance and other services agreements, license agreements, leases, management and employee services agreements, allocations agreements, indemnification agreements and agreements with respect to employee matters.

                                   ARTICLE 2.

                         REPRESENTATIONS AND WARRANTIES

     2.1 Authority. Each party hereby represents and warrants to the other party that (a) it has all necessary corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of such party, (c) it has duly and validly executed and delivered this Agreement, and
(d) this Agreement is a legal, valid and binding obligation of such party.

     2.2 Title to Shares. Vectren hereby covenants to VUHI, its successors and assigns that, (a) Vectren is now the owner of the Shares; and (b) Vectren has the lawful right to transfer the Shares to VUHI.

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                                   ARTICLE 3.

                              CONDITIONS PRECEDENT

     3.1 Conditions To Reorganization. The obligations of Vectren and VUHI to consummate the Reorganization and the other transactions contemplated hereby are subject to the fulfillment on or prior to the Reorganization Date of the following conditions:

          (a) Government Approvals. Any material governmental or regulatory approvals necessary or appropriate to consummate the Reorganization shall have been obtained and be in full force and effect;

          (b) Ancillary Agreements. The parties shall have agreed upon and executed all Ancillary Agreements necessary or desirable in connection with the transactions contemplated hereby.


                                   ARTICLE 4.
                                  MISCELLANEOUS

     4.1 Entire Agreement. This Agreement and the Ancillary Agreements referenced or attached hereto and thereto, constitute (or in the case of the Ancillary Agreement will, when executed, constitute) the entire agreement between the parties with respect to the subject matter hereof.

     4.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana as to all matters regardless of its conflicts of law principles.

     4.3 Termination. This Agreement and all Ancillary Agreements may be terminated and the Reorganization abandoned at any time prior to the Reorganization Date by mutual consent of Vectren and VUHI. In the event of termination pursuant to this Section, no party shall have any liability of any kind to the other party.

     4.4 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation),
(iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the United States mail, First Class with postage prepaid, and addressed to the attention of the party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

     4.5 Counterparts. This Agreement, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

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     4.6 Binding Effect;  Assignment.  This Agreement shall inure to the benefit of and be biding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither party hereto may assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, and any attempted assignment not in accordance herewith shall be null and void and of no force and effect.

     4.7 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     4.8 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section , such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

     4.9 Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such Ancillary Agreement or other agreement, as the case may be, shall prevail.

     IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Agreement under seal as of the day and year first written above.

                             Vectren Corporation

                             By:  _____________________________
                             Name: Andrew E. Goebel
                             Title: President and Chief Operating Officer

                             Vectren Utility Holdings Inc.

                              By:  _____________________________
                              Name: Jerome A. Benkert, Jr.
                              Title:  Executive Vice President and Chief
                              Financial Officer